UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2018

ACLARIS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37581	46-0571712
(Commission File No.)	(IRS Employer Identification No.)

640 Lee Road, Suite 200

Wayne, PA 19087

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 324-7933

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2018, the board of directors (the “Board”) of Aclaris Therapeutics, Inc. (the “Company”) appointed Bryan Reasons to serve as a director of the Company, effective immediately.  Mr. Reasons will serve as a Class III director whose term will expire at the 2018 annual meeting of stockholders.  Mr. Reasons was also appointed as the chairman of the Company’s audit committee, effective immediately, thereby increasing the number of members serving on the audit committee from two to three. There is no arrangement or understanding between Mr. Reasons and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Reasons and any of the Company’s other directors or executive officers.  There have been no transactions since January 1, 2017 to which the Company has been a participant in which the amount involved exceeded or will exceed $120,000 and in which Mr. Reasons, or any members of his immediate family, had or will have a direct or indirect material interest.  Additional information about Mr. Reasons is set forth below.

Bryan Reasons, age 50, has served as Senior Vice President, Finance and Chief Financial Officer of Impax Laboratories, Inc. since December 2012 and previously served as its Acting Chief Financial Officer from June 2012 to December 2012 and as its Vice President, Finance from January 2012 to June 2012.  Prior to joining Impax, Mr. Reasons was with Cephalon, Inc., a biopharmaceutical company, serving as Vice President, Finance from 2010 to 2011 and as Vice President, Risk Management and General Auditor from 2005 to 2010. Following the acquisition of Cephalon by Teva Pharmaceutical Industries Ltd., he served as Vice President, Finance of Teva from November 2011 to January 2012. Prior to joining Cephalon, Mr. Reasons held various finance management positions at E.I. Du Pont De Nemours and Company from 2003 to 2005 and previously worked at PricewaterhouseCoopers LLP from 1992 to 2003, including as a senior manager. Since March 2017, Mr. Reasons has served on the board of directors and on the audit committee of Recro Pharma, Inc., a specialty pharmaceutical company. Mr. Reasons has a B.S. degree in accounting from The Pennsylvania State University and an M.B.A. degree from Widener University. He is a certified public accountant in the Commonwealth of Pennsylvania.

In accordance with the Company’s compensation policy for non-employee directors, upon his commencement of service as a director, Mr. Reasons was granted a nonqualified stock option to purchase 16,000 shares of the Company’s common stock with an exercise price of $17.73 per share, which was the closing price of the Company’s common stock on the date of grant.  This option will vest and become exercisable in 36 equal monthly installments, subject to Mr. Reasons’ Continuous Service (as defined in the Company’s 2015 Equity Incentive Plan) as of each such vesting date.  Additionally, Mr. Reasons will be entitled to receive a $35,000 annual retainer for his service as director and a $16,500 annual retainer for his service as the chairman of the audit committee.  At each annual stockholder meeting following which Mr. Reasons’ term as a director continues (beginning with the 2019 annual meeting of stockholders), Mr. Reasons will be entitled to receive an additional nonqualified stock option to purchase 8,000 shares of the Company’s common stock, which option will vest and become exercisable in 12 equal monthly installments following the date of grant.  Mr. Reasons has also entered into the Company’s standard form of indemnification agreement.

Item 7.01Regulation FD Disclosure.

On April 24, 2018, the Company issued a press release announcing the appointment of Mr. Reasons.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated April 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aclaris Therapeutics, Inc.

Date: April 25, 2018
	By:	/s/ Frank Ruffo
Frank Ruffo
Chief Financial Officer